Exhibit 10.3

Performance Targets for Annual Incentive Program and Certain Compensation Actions

(1) The 2006 corporate performance goals for the Annual Incentive Program under the Lincoln National Corporation Amended and Restated Incentive Compensation Plan (the “ICP”), which apply to the Corporate Center executive officers are:

•  growth in our income from operations per share (with a weighting of 50%),
•  sales growth (with a weighting of 30%), and
•  merger-related expense savings (with a weighting of 20%)

The 2006 performance goals for executive officers in our business lines, include the corporate goals weighted as follows:

•  growth in income from operations per share (with a weighting of 15%),
•  sales growth (with a weighting of 5%), and
•  merger-related expense savings (with a weighting of 5%).

In addition, executive officers in our business lines, with the exception of Delaware, have the following goals weighted as follows

•  line of business income from operations (with a weighting of 35%),
•  line of business sales growth (with a weighting of 25%), and
•  line of business merger-related expense savings (with a weighting of 15%).

In addition, executive officers in Delaware have the following goals weighted as follows:

•  line of business income from operations (with a weighting of 20%),
•  line of business sales growth (with a weighting of 20%),
•  line of business merger-related expense savings (with a weighting of 15%)
•  retail investment performance (10%), and
•  institutional investment performance (10%).

(2) The performance goals for the three-year (2006-2008) ICP long-term performance cycle are as follows:

•  growth in income from operations per share (with a weighting of 33.3%)
•  sales growth (with a weighting of 33.3%), and
•  return on equity (with a weighting of 33.3%).

Income from operations is defined for the purposes of paragraphs (1) and (2) above as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding, as applicable, the after-tax effects of realized gain or losses on investments and derivatives, gains (losses) related to reinsurance embedded derivatives/trading account assets, cumulative effect of accounting changes, reserve changes on business sold through reinsurance net of related deferred gain amortization, gains (losses) on the sale of subsidiaries and blocks of business, and losses on early retirement of debt, including subordinated debt. In addition, income from operations for the purposes of paragraphs (1) and (2) above will exclude the after tax merger/integration related expenses.

(3) The salary of Jon A. Boscia, our chairman and chief executive officer, was increased from $850,000 to $925,000. This was the first increase in Mr. Boscia’s salary in five years. The salaries of the other named executive officers in our 2006 proxy statement are not changed from the year ended December 31, 2005. The salary for Dennis R. Glass, president and chief operating officer, is $900,000.

(4) Dennis R. Glass, our president and chief operating officer, may use the corporate aircraft for business as well as personal travel, when practical. The policy was adopted due to security concerns and to allow for more efficient travel time so that the chief operating officer can devote more time to our business.

(5) David A. Stonecipher in his capacity as lead director may receive an office and secretarial support, and access to company aircraft for business purposes, plus up to 25 hours per year of flight time for personal use, with imputation of taxable income for any such use. Mr. Stonecipher will forego regular board compensation including retainer, meeting fees and stock options while serving in this capacity. The foregoing is subject to change or termination at any time by the Corporate Governance Committee of our Board of Directors.